Exhibit 99.1
Wednesday, December 5, 2007
Stipes: W Holding to do reverse stock split
By Susan Charneco Sakagami
scharneco@sjstar.net
Of The STAR Staff
     W Holding Company Inc. Chairman and CEO Frank Stipes said Tuesday that once the company releases its financial statements and does a reverse-stock split, he believes the company’s common stock, which trades on the New York Stock Exchange as WHI, will move away from the $1.10 mark.
     Close to 8 million shares of W Holding were traded on Monday, with the stock closing at $0.99, registering a drop of 15.38 percent. On Tuesday close to 5 million W Holding shares were traded on the NYSE, with the stock closing at $0.76, dropping 23.23 percent, for a total decrease in stock price of 38.61 percent between the two days.
     Some 4.98 million shares were traded Tuesday, when the stock’s opening price was $1.00, and trading ranged from $0.75 to $1.03. In the last 52 weeks, the stock fluctuated between $0.98 and $6.70.
     Market observers said the volume traded Monday was unusually high for a local stock. The total shares traded on the NYSE between Monday and Tuesday amounted to 12.66 million shares.
     W Holding issued a press release Tuesday that said the company’s common stock had not been delisted from the NYSE.
     “While trading on the NYSE has been halted, the company’s common stock continues to be actively traded on other markets, including the NYSE Arca [formerly Archipelago Exchange and the Pacific Exchange] and by broker-dealers and electronic communication networks,” the press release said.
     “Trading on the NYSE is eligible to resume when the company’s common stock has traded on another automated trading center for at least one entire trading day at a price or prices that are at all times above $1.10,” the statement added.
     In a phone interview Tuesday, Stipes said that the requirement of trading for a day above $1.10 to be able to return to the NYSE’s trading floor is part of the rules for penny stocks.
     Penny stocks are shares that sell for less than a dollar or in some cases less than $5 or $10 per share. They’re not stocks that sell at a penny. In the U.S. they are traded in the over the counter market or on Pink Sheets. In the United Kingdom they’re called penny shares and are traded on stock exchanges.

     They are considered low-priced issues floated by firms with short or no track records of earnings, or once-good firms that have fallen on hard times or may be close to bankruptcy or a takeover, for example.
     “There is no delisting from the New York Stock Exchange, it’s moves from the trading floor and is rolled to an electronic trading center, which is an automated system,” Stipes said.
     “I was even surprised that with such an enormous number of shares sold [Monday] the stock was still holding up at about 99 cents to a $1,” Stipes said. “The basic sell is, I believe, provoked by most of funds holding shares at such levels and being forced to divest them due their own charters and bylaws” because “it becomes very expensive to be trading dollar or less stocks on the floor.”
     “The threshold here is the $1.05 trading range — once you hit that range, you’re automatically transferred to the electronic automated system under the rules of what are called penny stocks; it’s not that you’re delisted,” Stipes said.
     “Apart from the fact that there appears to be enormous speculation within Puerto Rico and very specifically within the financial status of Westernbank, which is unfortunate as we are quite unable to comment on this,” he added.
Nasdaq’s delisting threat
     W Holding had previously announced it received a determination letter from the Nasdaq Listing Qualifications Panel stating that the company has until Dec. 31, 2007 to file its delinquent quarterly report for 2Q 2007. Due to the delay in filing its quarterly report for 3Q 2007, W Holding received an Additional Staff Determination Letter from the Nasdaq Stock Market stating that the company continues to be out of compliance with filing requirements and its preferred securities continue to be subject to potential delisting from Nasdaq.
     W Holding has said it will issue its financial statements as soon as it complete its in-depth review of the Inyx Inc. credit, Westernbank’s asset-based lending portfolio, and the asset-based lending division’s systems of internal controls.
     Only W Holding’s preferred shares trade on Nasdaq, as WBPRL, which were unchanged at $15 on Tuesday.
     “We believe that once the financial statements are out, the issue of the delisting from Nasdaq will be resolved and the speculation on the stock will be dismissed,” Stipes said.
     “There’s no issue of being delisted from the New York Stock Exchange because of the price of the stock,” Stipes added. “It continues listed but it’s off the floor and into the automatic electronic system.”
     Stipes said that if the stock traded in the automatic electronic system for a day above $1.10 it would automatically return to the NYSE’s trading floor, but if not, the company has six months to present a plan to the NYSE about how it will bring up the stock above the penny stock. The NYSE then decides if it will ever bring the stock for trading on the floor.

Calculating the reverse split
     “What we have considered doing to just stay away from those levels on the stock is a reverse split to simply separate the price of the trading stock from these levels [of about $1 a share],” Stipes said. “However, none of these measures will be taken or implemented until the statements are out, and then a full plan will be unveiled.”
     Westernbank went public in 1985 with 1.2 million shares under Nasdaq and the symbol of WBPR, Stipes said. A second common stock issuance followed, as did multiple splits. Today there are some 170 million fully diluted outstanding shares, he said.
     “If we estimate the multiplying factor of the splits with a multiplying factor of approximately 72, at a dollar a share, you would be having a share of no less than $72,” he said. “Therefore, if we decide to do between a 10 to 30 times reverse stock split that would take the stock, assuming a dollar a share, to between $20 to $30 a share just by the split . . . far away from the levels it is presently trading at.”
     Stipes also said that once the company’s financial statements are released, depending on the adjustments the company has to make, it will consider doing a stock buyback.
     A buyback would reduce the number of shares, increase book value, price earning ration and earnings per share, Stipes added.
     Stipes had just returned Tuesday from the inauguration of a Westernbank branch in San Sebastián, on Route 111. He said the branch has 6,000 square feet and includes a coffee-cash bar.
     “San Sebastián is one of our more important retail and consumer banking areas,” he said, adding San Sebastián Mayor Javier Jiménez was present at the inauguration.
     Stipes said the branch will be open seven days a week, which he said “is a tremendous novelty.”